Exhibit 99.1
                                                                    ------------
FINANCIAL                                                               news
RELATIONS BOARD






AT THE COMPANY                       AT FINANCIAL RELATIONS BOARD
--------------                       ----------------------------
James W. Christmas                   Marilynn Meek - General Info (212) 445-8451
Chairman and CEO                     Susan Garland - Analysts (212) 445-8458
(713) 877-8006


FOR IMMEDIATE RELEASE:
----------------------
November 4, 2004


                KCS ENERGY, INC. ANNOUNCES THIRD QUARTER RESULTS
                ------------------------------------------------

         Ninety-Nine Wells Drilled Year-To-Date With A 96% Success Ratio
         ---------------------------------------------------------------
                           - Capital Budget Increased
                          ---------------------------

              Net Income for the Quarter Rose 61% to $18.8 Million
              ----------------------------------------------------


HOUSTON, TX, November 4, 2004 -- KCS Energy, Inc. (NYSE: KCS) today announced financial and operating results for the three and nine months ended September 30, 2004.

Commenting on the third quarter and nine-month results, James W. Christmas, Chairman and Chief Executive Officer, said, "Our drilling program continues to yield outstanding results. In the first nine months of the year, we drilled 99 wells with a 96% success rate, compared to 78 wells drilled for full year 2003. As a result of this drilling success, our production continues to increase, and at the same time less of our production is dedicated to delivery obligations under the production payment we sold in 2001. Compared to last year, production was up 10% (17% net of the production payment volumes) for the quarter, and up 16% (27% net) for the first nine months. Sequentially, production was up 5% (7% net) from the second quarter.

"While gas prices moderated somewhat from the second quarter, they were up from last year. The combination of higher production, better commodity prices and lower financing costs enabled us to report outstanding financial results. Net income for the quarter was up 61% from last year and as a result of lower financing costs rose 30% from the second quarter. For the nine months, net income was essentially flat year over year, despite the fact that last year reflected a non-cash tax benefit of $11.7 million compared to a tax provision of $4.5 million this year, most of which was non-cash deferred taxes. Given the disparate tax treatment, perhaps the better measure is income before income taxes, which was up 78% for the quarter and 36% for the nine months.

"Cash flow before net changes in assets and liabilities increased 64% to $32.6 million for the quarter and 50% to $91.8 million for the nine months ended September 30, 2004 compared to the same periods a year ago. (Cash flow before net changes in assets and liabilities is a non-GAAP financial measure which is explained in greater detail in the attached financial table entitled "Non-GAAP Financial Measure.")

With the continued success of our drilling program and our enhanced cash flow, the Board of Directors approved a further increase in the Company's 2004 capital spending program from $125 million to $140 million. This capital program represents a 58% increase over the 2003 capital program and is expected to be largely funded with internally generated cash flow."

Mr. Christmas concluded, "We look forward to continued growth in production, earnings and oil and gas reserves as we move through the balance of the year."


Financial Highlights

($ thousands except per share)

                                               3 Mos. 2004       3 Mos. 2003
                                               -----------       -----------
Revenue and other                               $ 51,283          $ 40,671
Operating Income                                $ 23,743          $ 16,122
Income Before Income Taxes                      $ 20,413          $ 11,498
Income Tax (Expense) Benefit                    $ (1,595)         $    183
Net Income                                      $ 18,818          $ 11,681
Diluted Earnings Per Share                      $   0.38          $   0.28


                                               9 Mos. 2004       9 Mos. 2003
                                               -----------       -----------
Revenue and other                               $ 152,368         $ 123,843
Operating Income                                $  71,427         $  55,795
Income Before Income Taxes                      $  57,230         $  42,071
Income Tax (Expense) Benefit                    $  (4,470)        $  11,747
Income Before Cumulative
   Effect of Accounting Change                  $  52,760         $  53,818
Net Income                                      $  52,760         $  52,884
Diluted Earnings Per Share                      $    1.06         $    1.28

Net income for the three months ended September 30, 2004 was $18.8 million, or $0.38 per basic and diluted share, compared to $11.7 million, or $0.30 per basic share and $0.28 per diluted share, for the three months ended September 30, 2003. This increase reflects a 10% increase in gross production (17% increase in net production after production payment delivery obligations that do not contribute to cash flow from operating activities), 17% higher natural gas and oil prices, and lower interest expense, partially offset by non-cash derivative losses, higher production and other taxes as a result of higher oil and gas revenue, higher depreciation, depletion and amortization expense ("DD&A") as a result of higher production and an increase in our income tax provision (primarily non-cash). Earnings for the quarter were negatively impacted by $1.1 million of non-cash derivative losses that did not qualify for hedge accounting treatment and therefore had to be recognized currently in the income statement instead of during the month of the underlying transaction. The increase in natural gas and oil production reflects the Company's successful drilling program.

For the nine months ended September 30, 2004, operating income was $71.4 million, compared to $55.8 million for the nine months ended September 30, 2003. This increase was primarily attributable to a 16% increase in natural gas and oil production (27% increase in net production) and an 11% increase in natural gas and oil prices, partially offset by lower non-oil and gas revenue (including non-cash derivative losses) and higher operating expenses. A $3.7 million redemption premium associated with the early redemption of the Company's 8-7/8% senior subordinated notes due 2006 and interest expense of $10.8 million (which included $0.9 million of additional interest expense associated with the early redemption) brought income before income taxes and cumulative effect of accounting change to $57.2 million for the nine months ended September 30, 2004, compared to $42.1 million for the nine months ended September 30, 2003. The significant decrease in interest expense for the nine months ended September 30, 2004 to $10.8 million, compared to $13.8 million for the nine months ended September 30, 2003, reflects substantially lower average outstanding borrowings and lower interest rates. Income tax expense was $4.5 million (primarily non-cash) for the nine months ended September 30, 2004, compared to a non-cash income tax benefit of $11.7 million for the nine months ended September 30, 2003, due to changes in the valuation allowance against the Company's net deferred tax asset. During the nine months ended September 30, 2003, KCS recorded a cumulative effect of accounting change of $0.9 million, or $0.02 per basic and diluted share, as a result of the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). Net income for the nine months ended September 30, 2004 was $52.8 million, or $1.08 per basic share and $1.06 per diluted share, compared to income available to common stockholders of $52.2 million, or $1.37 per basic share and $1.28 per diluted share, for the nine months ended September 30, 2003.

Active Drilling Program Continues
---------------------------------

During the third quarter KCS drilled 34 wells of which 31 were completed for a 91% success ratio. This brings the total number of wells drilled year to date to 99, of which 95 have been completed for a 96% success ratio.

Drilling in the third quarter included thirteen wells in Elm Grove, seven wells in Sawyer Canyon, three wells in Joaquin, two wells in Michigan, six other Mid-Continent wells and three wells in South Texas.

Significant operational items in the third quarter include:

> Elm Grove Field - The thirteen wells drilled during the third quarter had an average initial production rate of approximately 1,900 MCFPD. Thirty wells have been drilled year to date with continued increases in production. Current gross operated field production (prior to shrinkage, fuel, royalties, etc.) is now over 40 MMCFPD. The Company is currently utilizing two drilling rigs in the field.

> O'Connor Ranch Field - KCS has acquired a 42,300 acre lease and license to approximately 100 square miles of 3D seismic data in Goliad County, Texas. The Company has identified over 30 exploration leads on the acreage and anticipates initial drilling to begin by the first quarter of 2005. The acreage, which is located on trend with recent KCS exploration success, has Frio, Yegua and Wilcox drilling potential.

     > Wilburton Field - KCS has participated in the completion of a 12,000-foot Spiro extensional well in the Arkoma Basin. The Questar Sparks 1-1 well was completed in August and is currently producing at a rate of 3,300 MCFPD. KCS has 6% WI in this well and a 92% WI in an offset location, which is currently drilling.

     > South Texas - The Guerra D-3 well (KCS WI = 24%) in the La Reforma Field located in Hidalgo County, Texas was drilled to total depth in October and logged. The well has 126 feet of net pay by log analysis and is in the process of being completed. The Guerra C-3 well is currently drilling in the field. KCS also participated in the Robinson
          - Reaves #2 well at the Marshall Field (KCS WI = 25%) which is currently producing in several middle Wilcox intervals at a rate of approximately 6,000 MCFEPD. In addition, the Maguglin #5 at the Coquat Field (KCS WI = 46%), the Powell Lumber Co. # 1 at the South Bearhead Creek Field (KCS WI = 43%), the Miller #1 (KCS WI = 50%) and the Rau #9 (KCS WI = 25%) at the Provident City Field and the Maco Stewart A-37 (KCS WI = 100%) at the Dickinson Field reached total depth since the end of the third quarter and logged apparently productive sands. All of these wells are expected to be on production by mid-November.

Production for the third quarter averaged 110.5 MCFEPD, an increase of 5% from the second quarter and 10% from the same quarter last year. Net production (after subtracting production payment obligations) was 97 MMCFEPD in the quarter, 7% higher than the second quarter and 17% higher than last year's quarter. Fourth quarter production is expected to increase moderately from third quarter production levels as declines in recent high rate Gulf Coast wells offset new wells being brought on line.

Hedging Program
---------------

The Company's hedging program consists of a series of transactions designed to limit exposure to downside price movements while continuing to allow significant participation in increasing prices. The Company's current hedge positions are summarized in the following table.


                                                                                 Average
                           Type Hedge                   Amount                    Price

4TH Qtr. 2004              Gas  -  Swap             24,837 MMBTU/day              $6.19
                                -  Collar           20,000 MMBTU/day           $4.00/$7.52
                           Oil  -  Swap               1,500 BOPD                  $38.11

1ST Qtr. 2005              Gas  -  Swap              21,333 MMBTU/day             $7.46
                                -  Collar            10,000 MMBTU/day          $5.25/$7.52
                           Oil  -  Swap                 500 BOPD                  $36.16

2ND Qtr. 2005              Gas  -  Swap             20,000  MMBTU/day             $5.86
                                -  Collar            5,000  MMBTU/day          $5.50/$7.61
                           Oil  -  Swap                500  BOPD                  $35.22

3RD Qtr. 2005              Gas  -  Swap              15,000 MMBTU/day              $6.37
                                -  Collar             5,000 MMBTU/day          $5.50/$7.61
                           Oil  -  Swap                 500 BOPD                   $34.56

4TH  Qtr. 2005             Gas  -  Swap               5,000 MMBTU/day              $6.44
                           Gas  -  Collar             5,000 MMBTU/day          $5.50/$7.61
                           Oil  -  Swap                 500 BOPD                   $33.99


The swaps effectively lock in a specific NYMEX price, while the cost-free collars fix the stated floor price and allow participation up to the stated cap price. The Company also has sold "call options" giving the purchaser of the options the right to buy 5,000 MMBTU per day of gas for each month during November 2004 through March 2005 at a price of $7.10. The Company received $.455/MMBTU ($343,525) in consideration of conveying such option.

In addition to the referenced hedges, the Company will deliver 12.8 MMCFEPD in the balance of 2004, 10.7 MMCFEPD in 2005 and 8.7 MMCFEPD in January 2006 under the production payment sold in 2001, and amortize the associated deferred revenue at the weighted average discounted price received in 2001 of approximately $4.05 per MCFE.



The following abbreviations are utilized herein:

Net production - Production after considering delivery obligations associated with the Production Payment sold in February 2001
WI - Working Interest
MCFE - Thousand Cubic Feet of Natural Gas Equivalent
MCFEPD - Thousand Cubic Feet of Natural Gas Equivalent Per Day
MCFPD - Thousand Cubic Feet of Natural Gas Per Day
MMCFPD - Million Cubic Feet of Natural Gas Per Day
MMCFEPD - Million Cubic Feet of Natural Gas Equivalent Per Day
MMBTU - Million British Thermal Units BCPD - Barrels of Condensate Per Day BOPD - Barrels of Oil Per Day


This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

================================================================================
                                      ####

5555 San Felipe, Sutie 1200, Houston, TX  77056

                            -Financial Tables Follow-


                                                 KCS Energy, Inc.
                                          Condensed Income Statements

                                                                  Three Months Ended        Nine Months Ended
(Amounts in Thousands                                               September 30,              September 30,
                                                               ----------------------    ----------------------
Except Per Share Data)                                            2004         2003         2004         2003
                                                               ---------    ---------    ---------    ---------
Oil and gas revenue                                            $  52,983    $  41,085    $ 154,279    $ 119,154
Other, net                                                        (1,700)        (414)      (1,911)       4,689
---------------------------------------------------------------------------------------------------------------
Total revenue and other                                           51,283       40,671      152,368      123,843
---------------------------------------------------------------------------------------------------------------
Operating costs and expenses
   Lease operating expenses                                        6,747        6,384       21,375       18,117
   Production and other taxes                                      3,958        2,586       10,169        7,638
   General and administrative expenses                             2,226        1,989        6,698        5,651
   Stock compensation                                                478          633        2,045        1,044
   Accretion of asset retirement obligation                          257          279          772          837
   Depreciation, depletion and amortization                       13,874       12,678       39,882       34,761
---------------------------------------------------------------------------------------------------------------
Total operating costs and expenses                                27,540       24,549       80,941       68,048
---------------------------------------------------------------------------------------------------------------
Operating income                                                  23,743       16,122       71,427       55,795
---------------------------------------------------------------------------------------------------------------
Interest and other income, net                                        85           (1)         313          101
Redemption premium on early extinguishment of debt                    --           --       (3,698)          --
Interest expense                                                  (3,415)      (4,623)     (10,812)     (13,825)
---------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of
  accounting change                                               20,413       11,498       57,230       42,071
Federal and state income (taxes) benefit                          (1,595)         183       (4,470)      11,747
---------------------------------------------------------------------------------------------------------------
Net income before cumulative effect of accounting change          18,818       11,681       52,760       53,818
Cumulative effect of accounting change, net of tax                    --           --           --         (934)
---------------------------------------------------------------------------------------------------------------
Net income                                                        18,818       11,681       52,760       52,884
Dividends and accretion of issuance costs on preferred stock          --         (287)          --         (729)
---------------------------------------------------------------------------------------------------------------
Income available to common stockholders                        $  18,818    $  11,394    $  52,760    $  52,155
===============================================================================================================
Earnings per share of common stock - basic
       Before cumulative effect of accounting change           $    0.38    $    0.30    $    1.08    $    1.39
       Cumulative effect of accounting change                         --           --           --        (0.02)
---------------------------------------------------------------------------------------------------------------
  Earnings per share of common stock - basic                   $    0.38    $    0.30    $    1.08    $    1.37
===============================================================================================================
Earnings per share of common stock - diluted
       Before cumulative effect of accounting change           $    0.38    $    0.28    $    1.06    $    1.30
       Cumulative effect of accounting change                         --           --           --        (0.02)
---------------------------------------------------------------------------------------------------------------
  Earnings per share of common stock - diluted                 $    0.38    $    0.28    $    1.06    $    1.28
===============================================================================================================

Average shares outstanding for computation
    of earnings per share
    Basic                                                         48,936       38,464       48,831       38,046
    Diluted                                                       49,767       41,905       49,613       41,431
===============================================================================================================



                                   KCS Energy, Inc.
                              Condensed Balance Sheets

                                                          September 30,     December 31,
(Thousands of Dollars)                                       2004              2003
Assets                                                    ------------      ------------
------
Cash                                                       $ 13,287          $  2,178
Trade accounts receivable, net                               27,153            23,911
Other current assets                                          2,639             4,720
Property, plant and equipment, net                          366,385           292,005
Deferred taxes                                               17,459            18,818
Deferred charges and other assets                             8,663             1,334
-------------------------------------------------------------------------------------
       Total assets                                        $435,586          $342,966
=====================================================================================

Liabilities and stockholders' equity
------------------------------------
Accounts payable                                           $ 33,219          $ 27,834
Accrued liabilities                                          24,655            18,667
Accrued interest                                              6,236             5,100
Derivative liabilities                                       10,600                --
Deferred revenue                                             22,199            38,696
Deferred credits and other liabilities                       12,945            12,638
Long-term debt                                              175,000           142,000
Stockholders' equity                                        150,732            98,031
-------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity          $435,586          $342,966
=====================================================================================



                           Condensed Statements of Cash Flow

                                                                        Nine Months Ended
                                                                          September 30,
                                                                 -----------------------------
                                                                    2004               2003
                                                                 ---------          ----------
Net income                                                       $  52,760          $   52,884
DD&A                                                                39,882              34,761
Amortization of deferred revenue                                   (16,497)            (21,745)
Other adjustments and non-cash charges and credits, net             15,634              (4,650)
----------------------------------------------------------------------------------------------
                                                                    91,779              61,250
Changes in operating assets and liabilities                          3,534              (7,945)
----------------------------------------------------------------------------------------------
       Net cash provided by operating activities                    95,313              53,305
----------------------------------------------------------------------------------------------
Cash flow from investing activities:
Investment in oil and gas properties, net                         (109,787)            (61,790)
Other, net                                                             443                (605)
----------------------------------------------------------------------------------------------
       Net cash used in investing activities                      (109,344)            (62,395)
----------------------------------------------------------------------------------------------
Cash flow from financing activities:
Net increase in debt                                                33,000               8,225
Deferred financing costs and other, net                             (7,860)             (3,316)
----------------------------------------------------------------------------------------------
       Net cash provided by financing activities                    25,140               4,909
----------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                 $  11,109           $  (4,181)
==============================================================================================

                           Non-GAAP Financial Measure

KCS reports its financial results in accordance with generally accepted accounting principles. However, on occasion the Company also presents certain non-GAAP financial measures, such as cash flow before net changes in assets and liabilities. Cash flow before net changes in assets and liabilities is net income adjusted for depreciation, depletion and amortization, amortization of deferred revenue, non-cash losses on derivative instruments, redemption premium on early extinguishment of debt, deferred income taxes, cumulative effect of accounting change, net of tax, asset retirement obligation accretion, and other non-cash charges and credits, net. While cash flow before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indication of the Company's financial performance or liquidty under GAAP, it is presented because the Company believes that it provides additional information with respect to its ability to meet future debt service, capital expenditure commitments and working capital requirements. Cash flow before changes in operating assets and liabilities as presented herein may not be comparable to similarly titled measures of other companies.

The following table reconciles net income to cash flow before changes in operating assets and liabilities for the periods presented.

                                                                      Three Months Ended         Nine Months Ended
                                                                        September 30,               September 30,
                                                                   ----------------------      ----------------------
                                                                      2004         2003          2004          2003
                                                                   --------      --------      --------      --------
                                                                                     (In thousands)
Net income ...................................................     $ 18,818        11,681      $ 52,760      $ 52,884
    Depreciation, depletion and amortization .................       13,874        12,678        39,882        34,761
    Amortization of deferred revenue .........................       (5,171)       (6,548)      (16,497)      (21,745)
    Non-cash losses on derivative instruments ................        2,463         1,378         4,733         4,134
    Redemption premium on early extinguishment of debt .......           --            --         3,698            --
    Deferred income tax expense (benefit) ....................        1,593          (482)        3,469       (12,447)
    Cumulative effect of accounting change, net of tax .......           --            --            --           934
    Asset retirement obligation accretion ....................          257           279           772           837
    Other non-cash charges and credits, net ..................          804           975         2,962         1,892
                                                                   --------      --------      --------      --------
Cash flow before changes in operating assets and liabilities .     $ 32,638      $ 19,961      $ 91,779      $ 61,250
                                                                   ========      ========      ========      ========


The following table reconciles cash flow before changes in operating assets and liabilities to net cash provided by operating activities for the periods presented.

                                                                     Three Months Ended           Nine Months Ended
                                                                       September 30,                 September 30,
                                                                   ----------------------      ----------------------
                                                                     2004          2003         2004           2003
                                                                   --------      --------      --------      --------
                                                                                      (In thousands)
Cash flow before changes in operating assets and liabilities .     $ 32,638      $ 19,961      $ 91,779      $ 61,250
    Trade accounts receivable ................................        2,720        (2,177)       (3,384)       (9,505)
    Accounts payable and accrued liabilities .................        4,017        (4,713)        6,856         7,080
    Accrued interest .........................................        3,117        (2,951)        1,136        (4,837)
    Other, net ...............................................         (423)         (422)       (1,074)         (683)
                                                                   --------      --------      --------      --------
    Net cash provided by operating activities ................     $ 42,069      $  9,698      $ 95,313      $ 53,305
                                                                   ========      ========      ========      ========


                                      KCS Energy, Inc.
                                     Supplemental Data

                                               Three Months Ended         Nine Months Ended
                                                 September 30,             September 30,
                                             ----------------------------------------------
                                              2004          2003         2004         2003
                                             -------      -------      -------      -------
Production:
  Gas (MMcf)                                   8,655        7,570       24,711       20,303
  Oil (Mbbl)                                     201          207          591          635
  Natural gas liquids (Mbbl)                      51           70          161          175

     Total (MMcfe) (a)                        10,168        9,227       29,224       25,160
         Dedicated to Production Payment      (1,249)      (1,594)      (3,994)      (5,314)
                                             -------      -------      -------      -------

                Net Production (MMcfe)         8,919        7,633       25,230       19,846

Average realized prices  (b)
  Gas (per Mcf)                              $  5.26      $  4.61      $  5.43      $  4.94
  Oil (per bbl)                              $ 32.19      $ 25.36      $ 29.18      $ 25.61
  Natural gas liquids (per bbl)              $ 18.52      $ 13.78      $ 17.54      $ 14.81
  Total (per Mcfe)                           $  5.21      $  4.45      $  5.28      $  4.74


Notes:
(a) Includes the effects of hedging and the Production Payment sold in February 2001.

(b) The average realized prices reported above include the non-cash effects of volumes delivered under the Production Payment as well as the unwinding of various derivative contracts terminated in 2001. These items do not generate cash to fund the Company's operations. Excluding these items, the average realized price per Mcfe was $5.56 and $5.66 for the three and nine months ended September 30, 2004, respectively compared to $4.79 and $5.26 for the three and nine months ended September 30, 2003.